UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 1, 2016

To our Stockholders:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders on Thursday, May 12, 2016 at 10:00 a.m. (ET). This year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend our 2016 Annual Meeting of Stockholders, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ntri2016. Be sure to have your 12-Digit Control Number to join the meeting.

During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2015 Annual Report.

Your vote is extremely important.

You may vote by telephone, the internet or mail, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan

Michael J. Hagan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2016

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held via live webcast at www.virtualshareholdermeeting.com/ntri2016 on Thursday, May 12, 2016 at 10:00 a.m. (ET). Be sure to have your 12-Digit Control Number to join the meeting. At the Annual Meeting, stockholders will be asked to:

1.	Elect our Board of Directors;

2.	Ratify on an advisory basis KPMG LLP as our independent registered public accounting firm;

3.	Approve on an advisory basis our Named Executive Officers’ compensation; and

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

Our Board of Directors has fixed the close of business on March 16, 2016 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone, internet or mail by following the instructions printed on the enclosed proxy card.

By Order of the Board of Directors,

/s/ Ralph J. Mauro

Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

April 1, 2016

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, the foregoing Notice of Annual Meeting of Stockholders, and our enclosed 2015 Annual Report (the “Annual Report”), which are first being mailed to stockholders on or about April 8, 2016, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live webcast at www.virtualshareholdermeeting.com/ntri2016 on Thursday, May 12, 2016 at 10:00 a.m. (ET), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 16, 2016 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

Our Board unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2016:

This Proxy Statement and the enclosed form of proxy card, and the enclosed Annual Report, are available at: https://materials.proxyvote.com/67069D.

-i-

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for May 12, 2016, commencing at 10:00 a.m. (ET) via live webcast at www.virtualshareholdermeeting.com/ntri2016. Your proxy will be used at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and the accompanying Annual Report are being mailed to stockholders beginning on or about April 8, 2016.

What will stockholders be voting on?

1.	To elect our Board;

2.	To ratify on an advisory basis KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.	To approve on an advisory basis the compensation of our Named Executive Officers identified herein; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, March 16, 2016, may vote at the Annual Meeting. There were 29,407,674 shares of our common stock outstanding on March 16, 2016. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Annual Meeting Online—Any stockholder can attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/ntri2016. The live webcast starts at 10:00 a.m. (ET). Stockholders may vote and submit questions while attending the Annual Meeting on the Internet. Please have your 12-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ntri2016. Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-449-0991 on the day before the Annual Meeting and the day of the Annual Meeting.

Beneficial Owners, Broker Non-Votes and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” As a result, in the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality or majority of the votes cast. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting at the Annual Meeting online.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Dawn M. Zier, our President and Chief Executive Officer, and Ralph J. Mauro, our Senior Vice President, General Counsel and Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting online, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the eight director nominees named in Proposal 1, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 as set forth in Proposal 2, and “FOR” the approval of our Named Executive Officers’ compensation as set forth in Proposal 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

What constitutes a quorum?

The holders of a majority of the 29,407,674 shares of common stock outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the record date, until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors—For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present by attendance at the Annual Meeting or represented by proxy and voted. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 and 3—Ratification of Independent Registered Public Accounting Firm and Advisory Vote to Approve Named Executive Officers’ Compensation—For Proposals 2 and 3, the affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter. A properly executed proxy marked “ABSTAIN” with respect to these proposals will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2015 and audited our consolidated financial statements for such fiscal year and our internal control over financial reporting as of December 31, 2015. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2016. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our Investor Relations Department at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, ir@nutrisystem.com or 646-277-1254.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at the address listed above.

When are stockholder proposals and director nominations for our 2017 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2017 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 10, 2016. If, however, the date of our 2017 Annual Meeting of Stockholders will be on or before April 12, 2017 or on or after June 11, 2017, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2017 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2017 Annual Meeting:

•	on or after January 12, 2017, but on or before February 11, 2017; or

•

if the 2017 Annual Meeting will be held before April 17, 2017 or after June 6, 2017, then no later than the close of business on the tenth day following the date on which notice of the date of the 2017 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2017 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

THE PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of our Board shall be as fixed by our Board from time to time. The number of members of our Board is currently fixed at eight. The first proposal before the stockholders at the Annual Meeting is the election of our Board. Our Board recommends to our stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2017 and the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney, Andrea M. Weiss and Dawn M. Zier.

All nominees are presently directors, who have consented to be named herein and agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as a director is set forth in the section of this Proxy Statement entitled “Our Board of Directors—Our Directors.”

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees listed in Proposal 1 on the enclosed proxy card.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are submitting our selection of an independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are again providing our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of the Named Executive Officers (“NEOs”) identified in this Proxy Statement. Because we value the input of our stockholders, we have decided to conduct these advisory votes on an annual basis.

Our compensation program is designed with a “pay-for-performance” philosophy, the primary objectives of which are to:

•

Attract and retain highly skilled executives. Our compensation philosophy is to provide target Total Direct Compensation (“TDC”) opportunities that approximate the market median for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

•

Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

•

Align the interests of management with those of our stockholders. A substantial portion of compensation to our NEOs is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require executives to acquire and maintain a meaningful ownership position in our stock.

•

Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Stockholders are urged to review the “Executive Compensation” section of this Proxy Statement for more information.

We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs.

Our Board unanimously recommends a vote “FOR” Proposal 3.

OUR BOARD OF DIRECTORS

Our Directors

The current members of our Board are set forth below. Six of our current Board members (i.e., Messrs. Guyardo, Hagan, Herratti and Mangan and Mses. Weiss and Zier) were first elected to our Board in 2012 or later. Each of the directors set forth below is serving a term set to expire at the Annual Meeting, and each possesses particular experiences, qualifications, attributes and skills, summarized below, to provide meaningful input and guidance to our Board and our management.

Robert F. Bernstock, 65, has served on our Board since December 2005. Since July 2010, Mr. Bernstock has been self-employed as an independent consultant for consumer products companies. Mr. Bernstock previously served as President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 to June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company, from September 2006 to May 2008, President and Chief Operating Officer of The Scotts Miracle-Gro Company, a marketer of branded consumer lawn and garden products, from October 2005 through September 2006, and President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. He was a Senior Vice President and General Manager of The Dial Corporation, a manufacturer of personal-care and household-cleaning products, during 2002 and 2003. Mr. Bernstock was President and Chief Executive Officer and a director of Vlasic Foods International, a manufacturer and marketer of convenience food products, from 1998 to 2001. Prior to that, he held various management positions with Campbell Soup Company from 1985 to 1998, including as Executive Vice President (1997-1998), President of the U.S. Grocery Division (1996-1997), and President of the International Grocery Division (1993-1996). Mr. Bernstock has served as a director of The Pantry, Inc. (NASDAQ: PTRY) from October 2005 until March 2014, and he also serves as a director of a number of private companies.

Our Board believes that Mr. Bernstock is qualified to serve on our Board based on the breadth and diversity of his executive leadership experience and marketing experience, as well as his extensive corporate experience in working with diverse boards of directors and overseeing management. This background has provided him with a collection of corporate best practices and strategies to help inform our Board’s general corporate decision-making.

Paul Guyardo, 54, has served on our Board since June 2012. Since October 2015, Mr. Guyardo has served as the Chief Commercial Officer for Discovery Communications, a worldwide pay-TV programmer, overseeing U.S. ad sales, digital media and Discovery Global Enterprises (which encompasses consumer products, location-based entertainment and program sales). From April 2012 until July 2015, Mr. Guyardo served as the Executive Vice President, Chief Revenue and Marketing Officer for DIRECTV until it was acquired by AT&T Corp. From 2005 to July 2015, when it was acquired by AT&T Corp., Mr. Guyardo was an Executive Vice President with DIRECTV, first serving as its Chief Marketing Officer (2005-2012) and more recently as Chief Revenue & Marketing Officer (April 2012 – July 2015). Prior to joining DIRECTV, Mr. Guyardo served in a range of positions in marketing, consumer services, and product management with Kmart Corporation (2004 to 2005), Home Shopping Network (1996 to 2004), AT&T (1994 to 1996), and Johnson & Johnson (1991 to 1994). He started his career in the advertising industry representing consumer brands such as Noxzema, Procter & Gamble, and Frito Lay.

Our Board believes that Mr. Guyardo is qualified to serve on our Board based on his experiencing serving in a diverse range of positions in marketing, consumer services, and product management with some of the most recognizable consumer brands.

Michael J. Hagan, 53, has served on our Board since February 2012 and has been Chairman of the Board since April 2012. Mr. Hagan previously served as the Company’s Chairman and Chief Executive Officer from December 2002 to May 2008, as our non-executive Chairman from May 2008 to November 2008, and as our Lead Independent Director from February 2012 to April 2012. Mr. Hagan is co-founder and Managing Partner of

Hawk Capital Partners. Hawk Capital Partners, founded in December 2014, is a private equity firm focused on lower middle market businesses. From June 2013 until May 2014, Mr. Hagan was the President of LifeShield, Inc., a national, wireless home security system provider, and a subsidiary of DIRECTV, which acquired LifeShield in June 2013. Prior to such acquisition, from December 2009 to May 2013, Mr. Hagan served as Chief Executive Officer, President and Chairman of LifeShield. Previously, Mr. Hagan was the co-founder of Verticalnet Inc., a technology firm that provided supply management software and also created industry marketplaces, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of Actua Corporation (NASDAQ: ACTA) since June 2007 and Franklin Square Investment Corp. (NYSE: FSIC) since April 2011.

Our Board believes that Mr. Hagan is qualified to serve on our Board based on his extensive knowledge of the business of Nutrisystem, having previously served as Nutrisystem’s Chief Executive Officer, as well as his significant experience as an entrepreneur and senior executive at other public and private businesses.

Jay Herratti, 49, has served on our Board since April 2013. Since May 2014, Mr. Herratti has served as the Executive Director of TEDx, a global event and digital media platform formed to discover “ideas worth spreading” and supported by the private non-profit Sapling Foundation. Since June 2013, Mr. Herratti has also been the Principal of Jay Herratti Ventures where he is an investor and advisor to early-stage ventures with disruptive business models. From September 2004 to May 2012, Mr. Herratti held various positions with IAC/InterActiveCorp., or IAC, including as the Chief Executive Officer of CityGrid Media, LLC, or CityGrid Media, an online media company that connected web and mobile publishers with local advertisers, from April 2007 to April 2012. CityGrid Media owned and operated leading consumer websites Urbanspoon, Citysearch and InsiderPages, as well as CityGrid, a local content and advertising network. From September 2004 to April 2007, Mr. Herratti served in several positions while at IAC, including SVP Strategic Planning, Chief Executive Officer of Evite, Interim Chief Executive Officer of IAC Advertising Solutions, and SVP Strategy for Home Shopping Network. Prior to joining IAC, Mr. Herratti held the position of SVP e-Business Strategy and Development for Federated Department Stores and, prior to that, he held senior positions with The Boston Consulting Group and GE Capital. He currently serves as a member of the Board of Directors of Constant Contact, Inc. (NASDAQ: CTCT). Mr. Herratti has a B.S. in Business & Management from the University of Maryland at College Park, and an MBA from INSEAD in Fontainbleu, France.

Our Board believes Mr. Herratti is qualified to serve on our Board based on his extensive experience in digital and internet-based businesses.

Michael D. Mangan, 59, has served on our Board since July 2015. Since March 2010, Mr. Mangan has been retired. Until its acquisition by Stanley Black & Decker, Inc. (formerly The Stanley Works) in March 2010, Mr. Mangan served as The Black & Decker Corporation’s Senior Vice President and President–Worldwide Power Tools and Accessories (from September 2008 until March 2010) and its Senior Vice President and Chief Financial Officer (from January 2000 to September 2008). From November 1994 until November 1999 he served as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc. From August 1981 to November 1994, Mr. Mangan served in several positions while at General Motors Corporation and its subsidiary, General Motors Acceptance Corporation, including as Executive Vice President and Group Chief Financial Officer. He currently serves as the lead independent director of McCormick & Company, Incorporated (NYSE: MKC) and on the Board of Directors and Audit Committee of The Baltimore Life Companies. Mr. Mangan has a Bachelor of Mechanic Engineering from Kettering University (General Motors Institute) and an MBA from Dartmouth College’s Amos Tuck School of Business Administration.

Our Board believes that Mr. Mangan is qualified to serve on our Board based on his extensive executive leadership and corporate experience, as well as his substantial financial and accounting expertise in connection with his past services as the chief financial officer of public companies.

Brian P. Tierney, 59, has served on our Board since February 2003. Since September 2010, Mr. Tierney has served as the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Since September 2010, Mr. Tierney has also served as the Chief Executive Officer of Brian Communications, a strategic communications firm. Prior to that, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Tierney previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm from 2005 to 2006. From 2004 to 2005, he served as Vice Chairman of Advanta Corp., a financial services company that served the small business market. Prior to that, he was the founding partner of T2 Group, a public relations firm, from 2003 until it was sold to Advanta Corp. in 2004. Mr. Tierney currently serves on the board of directors of Republic First Bancorp. Inc. (NASDAQ: FRBK). Mr. Tierney also serves on a variety of civic, educational and charitable boards of directors.

Our Board believes that Mr. Tierney is qualified to serve on our Board based on his extensive corporate leadership background, having served as chief executive officer of several businesses, as well as his significant marketing experience.

Andrea M. Weiss, 60, has served on our Board since March 2013. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting firm specializing in retail and consumer brands, and has served as its President and Chief Executive Officer since its formation in October 2002. In January 2014, Ms. Weiss also co-founded and is currently the Managing Member of The O Alliance LLC, a new branch of Retail Consulting, Inc., which provides consulting services with respect to omni-channel retailing. She has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. Ms. Weiss currently serves on the board of directors of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) and Chico’s FAS, Inc. (NYSE: CHS). Previously, Ms. Weiss served on the boards of directors of The Pep Boys—Manny, Moe & Jack from 2013 to 2016, Grupo Cortefiel from 2006 to 2007, GSI Commerce, Inc. from 2006 to 2011, eDiets.com, Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2005. Ms. Weiss also serves on several private advisory boards.

Our Board believes that Ms. Weiss is qualified to serve on our Board based on her extensive corporate background in marketing and brand development, specifically in the diet industry, and her public company board experience.

Dawn M. Zier, 51, has served as our President and Chief Executive Officer and as a member of our Board since November 2012. Before joining us, Ms. Zier served as the President of International at The Reader’s Digest Association, Inc., a global media and direct marketing company (the “Reader’s Digest Association”), from April 2011 until October 2012, and as an Executive Vice President of the Reader’s Digest Association, from February 2011 until April 2011. From October 2009 to April 2011, Ms. Zier served as President, Europe of the Reader’s Digest Association. Prior to serving in these roles, Ms. Zier served as the President of Global Consumer Marketing for the Reader’s Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader’s Digest Association, from June 2009 to October 2009. From August 2005 to June 2009, Ms. Zier served as the President of North American Consumer Marketing for the Reader’s Digest Association. In February 2013, RDA Holdings, Co., the holding company and parent of Reader’s Digest Association, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Ms. Zier currently serves on the boards of Velo Holdings Inc. and Spirit Airlines (NASDAQ: SAVE), joining both in 2015. Ms. Zier served on the Direct Marketing Education Foundation’s Board of Trustees from 2010 to 2012 and on the Direct Marketing Association’s Board of Directors from 2008 to 2015, and also as its Secretary from 2012 to 2014. From 2005 to 2009 she chaired the Magazine’s Director’s Advisory Committee for the Audit Bureau of Circulations.

Our Board believes that Ms. Zier is qualified to serve on our Board based on her extensive management leadership experience, which has provided Ms. Zier with significant knowledge of sound corporate governance practices, as well as her intimate knowledge of the business and affairs of Nutrisystem, as its Chief Executive Officer.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on six occasions during the year ended December 31, 2015. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each then current director attended at least 75% of all Board and applicable committee meetings during 2015. Directors are encouraged to attend the annual stockholders meeting. All eight of our then current directors attended our 2015 Annual Meeting. Mr. Mangan joined our Board after our 2015 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each committee and their responsibilities is set forth below under “Board Committees.”

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. In addition, stockholders may also communicate by e-mail with our independent directors as a group by sending their correspondence to: nonmanagementdirectors@nutrisystem.com.

Director Independence

Our Board currently consists of eight members, seven of whom our Board has determined are independent directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market LLC, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney and Andrea M. Weiss.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

In April 2012, the Board named Mr. Hagan as Chairman. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are separate. This policy allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one director to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these reports on a routine basis. In addition, we had an outside advisor provide a summary risk assessment to management in 2012. Management shared the results of this assessment with the Audit Committee, which in turn shared the results with the Board. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2015, which reflects the directors’ fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board and Board committee meetings.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Robert F. Bernstock	50,000	65,002	115,002
Paul Guyardo	42,500	65,002	107,502
Michael J. Hagan	65,000	65,002	130,002
Jay Herratti	45,000	65,002	110,002
Michael D. Mangan	27,500	154,156	181,656
Brian P. Tierney	47,500	65,002	112,502
Andrea M. Weiss	45,000	65,002	110,002
Stephen T. Zarrilli (3)	30,000	65,002	95,002

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors (other than Mr. Mangan, who was not elected to the Board until June 30, 2015) of 2,880 shares of fully vested common stock on May 12, 2015 in connection with our 2015 Annual Meeting of Stockholders. Mr. Mangan was elected to the Board on June 30, 2015 to fill the vacancy created by Mr. Zarrilli’s resignation. The values reported in the Stock Awards column for Mr. Mangan reflect a grant of 2,177 shares of fully vested common stock, representing a pro-rata portion of the 2,880 shares of fully vested common stock granted to each of our other non-employee directors on May 12, 2015, and an additional grant of 4,019 shares of common stock, vesting in three equal installments on the first three anniversaries of the date of grant, both granted on June 30, 2015 in connection with his election to the Board. These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (“FASB ASC 718”).
(2)	As of December 31, 2015, the number of shares of unvested restricted stock held by each director was as follows: Jay Herratti—4,474 shares, Michael D. Mangan—4,019 shares and Andrea M. Weiss—4,065 shares.
(3)	Mr. Zarrilli resigned from the Board effective on June 30, 2015.

Employee directors do not receive any additional compensation for their service as directors. The compensation earned by Ms. Zier, as President and Chief Executive Officer, for 2015 is included in Executive

Compensation below under the heading “Summary Compensation Table,” and her outstanding equity awards are included below under the heading “Outstanding Equity Awards at Fiscal Year-End Table.”

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. During 2015, Frederic W. Cook & Co., Inc. (“Cook & Co.”) conducted a comprehensive review of our non-employee director compensation program, including pay levels and program structure, neither of which had changed since 2008. After this review, the Board approved certain changes to the program, to be effective January 1, 2016. The following table summarizes the program that was in effect during 2015 as well as the approved changes thereto, effective January 1, 2016.

Compensation	Prior to January 1, 2016	Effective January 1, 2016
Annual Board Cash Retainer	$35,000	$50,000

Additional Retainer for Non-Executive Chairman of the Board	$30,000	$40,000

Additional Retainers for Committee Chairs
• Audit	$20,000	$20,000
• Compensation	$10,000	$15,000
• Nominating & Corp. Governance	$7,500	$10,000

Additional Retainers for Committee Members
• Audit	$10,000	$10,000
• Compensation	$5,000	$7,500
• Nominating & Corp. Governance	$5,000	$5,000

Annual Equity Award	$65,000 in immediately vested common stock, subject to one-year transfer restriction	$100,000 in immediately vested common stock, subject to one-year transfer restriction(1)

Initial Equity Award	$100,000 in restricted stock vesting in three equal installments on first three anniversaries of the grant date	None

Director Stock Ownership Guidelines	3x annual cash retainer	5x annual cash retainer

(1)	Non-employee directors will receive this grant on the date of the 2016 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our non-employee directors if those sales would cause such director’s stock holdings to fall below three times the director’s annual cash retainer. Effective as of January 1, 2016, the ownership requirement for non-employee directors was increased from three times the director’s annual cash retainer to five times the director’s annual cash retainer. Similar guidelines apply to our NEOs (but with ownership thresholds adapted to their positions) and are discussed further below in the Compensation Discussion and Analysis, under the heading “Stock Ownership Guidelines.”

Board Committees

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s consolidated financial statements and the Company’s internal control over financial reporting.

The members of the Audit Committee are Michael D. Mangan (Chairman), Jay Herratti and Andrea M. Weiss. In the opinion of the Board, all of the members of the Committee meet the NASDAQ and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Mangan, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For the relevant experience of Mr. Mangan that qualifies him as an audit committee financial expert, please see his biographical information in “Our Board of Directors—Our Directors.”

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees its independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee met five times in 2015.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Robert F. Bernstock (Chairman), Paul Guyardo and Brian P. Tierney.

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans. The Compensation Committee also advises and makes recommendations to the Board on non-employee director compensation. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In addition, the Compensation Committee may, on occasion, approve a pool of equity grants and delegate the authority to the Chief Executive Officer to issue such awards to employees and consultants. The Compensation Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all the members of the Compensation Committee meet the NASDAQ independence requirements. See “Executive Compensation” for additional information with respect to the role of our Compensation Committee.

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met six times in 2015.

Compensation Committee Interlocks and Insider Participation. During 2015 and as of the date of this Proxy Statement, none of the members of the Compensation Committee, including Mr. Zarrilli, who resigned in June 2015, was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Brian P. Tierney (Chairman), Paul Guyardo and Robert F. Bernstock.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, the Nominating and Corporate Governance Committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at annual meetings. The Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background, their array of talents and perspectives, and their gender, racial background, religion, and ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our Chief Executive Officer. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Secretary and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met four times in 2015.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to our directors as well as our employees, including senior financial officers. Every officer and other managerial employee is required to read the Code of Conduct annually. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

In the event that we make any amendment to, or grant any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, and that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver and the reasons therefor on our website, www.nutrisystem.com, within four business days of the date of the amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2015, who were:

•	Our President and Chief Executive Officer, Dawn M. Zier

•	Our Executive Vice President and Chief Marketing Officer, Keira Krausz

•	Our Executive Vice President and Chief Financial Officer, Michael P. Monahan

Executive Summary

Performance Highlights

Having successfully executed on our turnaround plan in 2013 and 2014, we entered 2015 with the groundwork laid and the building blocks in place to begin a new chapter of sustainable growth, innovation, and profitability. Fueled by consumer insights into the products they need and want, by our marketing prowess, and by product innovation, in 2015 we grew our direct-to-consumer and retail businesses by leveraging our broad integrated marketing, distribution, segmentation, and price-optimization capabilities. In so doing, we have been able to offer more combinations of structure and flexibility, allowing us to expand into larger parts of the weight management category where there is both demand and a willingness to pay. As a result, our 2015 financial performance was strong; highlights included:

•

Total revenue (“Revenue”) grew to $462.6 million in 2015 from $403.1 million in 2014, an increase of 15%. This represented the Company’s second consecutive year and 10th consecutive quarter of year-over-year Revenue growth.

•	Adjusted earnings before interest, taxes, depreciation, amortization and non-cash employee compensation (“Adjusted EBITDA”) grew to $57.1 million from $42.7 million in 2014, an increase of 34%.

•	Adjusted earnings per share (“Adjusted EPS”) grew to $0.95 in 2015 from $0.66 in 2014, an increase of 44%.

With respect to 2015, “Adjusted EBITDA” is presented as adjusted to remove the impact of transaction costs associated with the acquisition of the South Beach Diet brand, and “Adjusted EPS” is presented as adjusted to remove the impact of transaction costs associated with the acquisition of the South Beach Diet brand and investment initiative expenses.

Executive Compensation Highlights

Our compensation program is designed with a “pay-for-performance” philosophy. Our executive compensation program includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives. The majority of each executive’s TDC opportunity is in the form of variable elements, a significant portion of which is equity-based, long-term incentive compensation, as illustrated in the following charts:

•

Annual Bonus Achievements: Based on our Adjusted EBITDA performance (weighted 80%) and Revenue performance (weighted 20%), as described below, the NEOs earned bonuses equal to 138% of target for 2015 performance.

•

Long-Term Equity Incentives: In January 2015, the Compensation Committee granted long-term equity incentives to the NEOs through a combination of performance-based restricted stock units (“PRSUs”) (weighted 50%), stock options (weighted 25%), and restricted stock awards (“RSAs”) (weighted 25%).

•

2015-2016 PRSUs: PRSUs granted in 2015 may be earned from 0 to 200% of the target number of units, based on our Adjusted EPS for the two-year period ending December 31, 2016. Earned PRSUs, if any, are subject to an additional one-year service-vesting period after the end of the two-year performance period.

•

2014-2015 PRSUs: The two-year performance period for the PRSUs granted in 2014 ended December 31, 2015. During that period our Adjusted EPS was $1.60 (as adjusted to remove transaction costs associated with the acquisition of the South Beach Diet brand), resulting in 150% of the target number of units being earned and converted to common shares.

•

2013-2015 PRSUs: In November 2012 and in connection with the commencement of her employment, Ms. Zier was awarded PRSUs tied to relative total shareholder return (“TSR”) performance for the three-year performance period from January 1, 2013 through December 31, 2015. During that period our TSR ranked at the 94th percentile, which resulted in a payout of 150% of the target number of shares.

•

Special Retention Award to CEO: Under Ms. Zier’s leadership, the Company has achieved significant growth in revenues, earnings, and cash flow, has generated superior returns to stockholders, and is primed to continue to deliver sustained growth, innovation, and profitability. In order to recognize her achievements, and further promote her retention and alignment with stockholders, the Compensation Committee awarded Ms. Zier a special equity award in 2015. The grant-date fair value of the award was $1.5 million, 25% of which is in the form of stock options and 75% of which is in the form of PRSUs.

Governance Highlights

Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

WhatWe Do:	WhatWe Do Not Do:

✓       The majority of our executive pay is tied to performance.

✓       Fifty percent of our ongoing long-term incentive compensation program is granted in PRSUs, which vest based on the achievement of pre-established, multi-year performance goals.

✓       Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.

✓       We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

✓       We have a compensation recovery (“clawback”) policy.

✓       We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.

×        We do not provide golden parachute excise tax or other tax gross-ups.

×        We do not provide “single-trigger” cash severance upon a change in control.

×        We do not provide “single-trigger” vesting acceleration in annual equity awards upon a change in control.

×        We do not pay dividends on unearned PRSUs.

×        We do not provide significant perquisites or supplemental executive retirement plans.

×        Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.

×        We prohibit executives and directors from hedging and pledging Company stock.

Consideration of the Most Recent Stockholder Advisory Votes on Executive Compensation

At the 2015 Annual Meeting, more than 98% of all votes cast were in favor of our executive compensation program. The Compensation Committee interprets the overwhelmingly favorable 2015 vote as an endorsement of the changes the Compensation Committee made over the last few years, and no changes were made to our programs directly because of the 2015 vote outcome. However, the Compensation Committee regularly reviews and refines our compensation practices to seek to ensure that they remain prudent and effective.

Objectives of our Compensation Program

The primary objectives of our compensation programs are to:

•

Attract and retain highly skilled executives. Our compensation philosophy is to provide target TDC opportunities that approximate the market median for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

•

Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

•

Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require executives to acquire and maintain a meaningful ownership position in our stock.

•

Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Compensation Decision-Making Process

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.

Management provides input into the design of incentive compensation programs, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision making process. In addition, our Chief Executive Officer works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than herself, based on competitive market data, internal fairness between executives, past performance and future potential. Members of the management team attend Compensation Committee meetings, but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

Role of Consultants

The Compensation Committee has engaged Cook & Co. as its independent executive compensation advisor. Cook & Co. reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. During 2015, Cook & Co. performed the following services:

•	reviewed the comparative peer group used in competitive pay comparisons and made recommendations for changes;

•	conducted a competitive analysis of all elements of target TDC for our NEOs and made recommendations for changes, as appropriate;

•	conducted a competitive analysis of our aggregate long-term incentive grant practices, including annual share usage, annual fair value transfer, and potential dilution;

•	reviewed the design and structure of our annual and long-term incentive programs; and

•	advised on the special equity award to the CEO.

A representative of Cook & Co. attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. In addition, Cook & Co. reviewed our non-employee director compensation program, including a competitive analysis of director pay levels and program structure. The Compensation Committee assessed the independence of Cook & Co. pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group and Benchmarking in 2014 to Establish 2015 Pay Opportunities

With advice from Cook & Co., the Compensation Committee selected the companies set forth in the table below as our peer group for the 2014 competitive analysis:

1-800-FLOWERS.COM	Nature’s Sunshine Products, Inc.	United Online, Inc.
Blue Nile, Inc.	Nutraceutical Intl Corp.	Vitacost.com, Inc.
Boulder Brands, Inc.	Orbitz Worldwide Inc.	Vitamin Shoppe, Inc.
FTD Companies, Inc.	Rosetta Stone Inc.	Weight Watchers International Inc.
Medifast, Inc.	Shutterfly, Inc.

The peer group companies were selected based on their reasonably similar size to us (as defined by annual revenues and market capitalization), their similar customer and/or product profile, and/or their online or direct marketing focus. The annual revenues, on a trailing four quarters basis, for these peer group companies ranged from approximately $213 million to $1.6 billion ($1.1 billion excluding Weight Watchers), with a median of $477 million, as of August 31, 2014 (when the analysis was conducted). Despite its larger size, Weight Watchers was included in the peer group because it is our closest, publicly-traded, direct competitor.

This group was used to establish TDC opportunities for 2015, which the Compensation Committee set to approximate the market 50th percentile for each NEO.

Peer Group and Benchmarking in 2015 to Establish 2016 Pay Opportunities

During 2015, Cook & Co. reviewed our peer group and recommended several changes. Two of the peer companies, Vitacost.com, and Orbitz, were removed from the peer group as they were either acquired or in the process of being acquired. TiVo was added due to its reasonably similar size and similar subscription-based business model. As a result, the Compensation Committee selected the companies set forth in the table below as our peer group for the 2015 competitive analysis:

1-800-FLOWERS.COM	Nature’s Sunshine Products, Inc.	TiVo Inc.
Blue Nile, Inc.	Nutraceutical Intl. Corp.	United Online, Inc.
Boulder Brands, Inc.	Rosetta Stone Inc.	Vitamin Shoppe, Inc.
FTD Companies, Inc.	Shutterfly, Inc.	Weight Watchers International Inc.
Medifast, Inc.

As in 2014, the peer group companies were selected based on their reasonably similar size to us (as defined by annual revenues and market capitalization), their similar customer and/or product profile, and/or their online or direct marketing focus. As of September 15, 2015, when the analysis was conducted, the annual revenues, on a trailing four quarters basis, for these peer group companies ranged from approximately $207 million to $1.3 billion, and the market caps ranged from $153 million to $1.4 billion. Median revenues were $483 million, compared to our revenues of $437 million (we ranked at the 40th percentile), and median market cap was $383 million, compared to our market cap of $805 million (we ranked at the 74th percentile).

Consistent with our compensation philosophy, the peer group was used to establish TDC opportunities for 2016, which the Compensation Committee set to approximate the market 50th percentile for each NEO.

Compensation Components

The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based, long-term incentive awards. Each of the components is discussed below.

Base Salary

Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. The initial base salary of each NEO is stated in his or her respective employment agreement. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the benchmark data or in executive responsibilities. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than herself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other NEOs.

For 2015, the Compensation Committee increased Ms. Zier’s annual base salary from $630,000 to $650,000 and increased the salaries of both Ms. Krausz and Mr. Monahan from $325,000 to $335,000. These salaries approximated the 50th percentile of then-current benchmark data for their respective positions. All such increases were approved at the Compensation Committee’s meeting in February 2015 and were retroactively effective to January 5, 2015.

Performance-Based Annual Cash Bonus

Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial goals.

For 2015, each NEO has a target bonus opportunity specified in his or her respective employment agreement. Actual bonuses may be $0 or may range from a threshold of 50% to a maximum of 200% of the target amount, based on achievement of the financial performance goals. Performance below threshold for a particular measure results in no bonus payable with respect to that component. Based on Cook & Co.’s competitive review of peer company practices, each of the NEO’s employment agreements were amended in January 2015 to increase the maximum bonus payout from 150% of target to 200% of target, with a commensurate increase in the difficulty of the goals required for a maximum bonus payout.

The 2015 threshold, target and maximum cash bonus opportunities for the NEOs are set forth in the table below:

Named Executive Officer	Threshold (50% of Target) ($)	Target ($)	Maximum (200% of Target) ($)
Dawn M. Zier	325,000	650,000	1,300,000

Keira Krausz	117,250	234,500	469,000

Michael P. Monahan	117,250	234,500	469,000

The financial measures for 2015 bonuses for our NEOs were Adjusted EBITDA (weighted 80%) and Revenue (weighted 20%). The Compensation Committee chose to emphasize Adjusted EBITDA because it represents one of the clearest measures of our operational performance. The Compensation Committee uses Revenue, albeit with a lower weighting, to focus our executives on top line growth. The threshold, target, and maximum goals for each measure, along with our actual performance in 2015, are outlined in the following table:

Measure	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	Weighted % of Target Bonus Earned
Adjusted EBITDA (weighted 80%)	43.5 mil.	51.1 mil.	66.5 mil.	57.1 mil.	111%
Revenue (weighted 20%)	417.0 mil.	438.9 mil.	482.8 mil.	462.6 mil.	31%

Total Bonus (% of Target)					142%

The Compensation Committee chose to award each NEO 138% of his or her target bonus amount. The Compensation Committee used its negative discretion to reduce the bonus awards because of earlier than expected delivery of year-end orders. Accordingly, Ms. Zier earned a bonus of $895,938 and both Ms. Krausz and Mr. Monahan earned $323,239 in bonus with respect to performance in fiscal 2015. These amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

We have disclosed Adjusted EBITDA in previous filings and define it as net income excluding depreciation, amortization, income tax, interest, non-cash compensation and other items. For bonus calculation purposes for the year ended December 31, 2015, we have also excluded from net income transaction costs associated with our acquisition of the South Beach Diet brand from SBD Holdings Group Corp. to arrive at Adjusted EBITDA, which can be derived from the net income reported in our consolidated financial statements as follows:

Adjusted EBITDA Component	Year Ended December 31, 2015 ($000s)
Net income	26,143

Depreciation and amortization	9,158

Income tax expense	13,698

Interest expense, net	169

Non-cash employee compensation	5,468

Acquisition transaction costs	2,498

Adjusted EBITDA	57,134

Long-Term Equity Incentives

Equity incentives have historically represented the largest component of our NEOs’ compensation, in order to closely align the interests of our NEOs with the interests of our stockholders. In recent years, the Compensation Committee has used a “portfolio approach” to the grant of equity incentives and has therefore issued a combination of stock options, RSAs and PRSUs to achieve a balance between the retention and incentive effects of these awards.

In 2015, the Compensation Committee granted our NEOs target long-term equity incentives in the following approximate mix by grant-date fair value: 50% PRSUs, 25% stock options and 25% RSAs. The Compensation Committee believes that tying one-half of the annual equity grants to the achievement of performance targets emphasizes the linkage between multi-year corporate performance and executive compensation. The same mix was used in 2013 and 2014.

Performance-Based Restricted Stock Units

2013-2015 PRSUs. In November 2012 and in connection with the commencement of her employment, Ms. Zier was awarded PRSUs that would be earned based on our relative TSR relative to the TSR of the constituents of the Russell 3000 index over the three-year performance period from January 1, 2013 through December 31, 2015, according to the following schedule (with linear interpolation for performance between levels):

Company’s Relative TSR Percentile Rank	Payout as % of Target Number of PRSUs
< 35th percentile	0%
35th percentile	50%
50th percentile	100%
≥ 85th percentile	150%

Our relative TSR for the three-year performance ranked at the 94th percentile, resulting in vesting of 150% of the target number of shares.

2014-2015 PRSUs. The PRSUs granted in 2014 could be earned based on our performance versus Adjusted EPS goals for the two-year period ended December 31, 2015. The Adjusted EPS goals for the two-year period ending December 31, 2015 were as follows, with linear interpolation for performance between levels:

2014-2015 Adjusted EPS	Payout as % of Target Number of PRSUs
<$0.71	0%
$0.71	50%
$1.18	100%
≥ 1.59	150%

Our Adjusted EPS for the two-year period ended December 31, 2015 was $1.60, which resulted in payout of 150% of the target number of PRSUs granted in 2014.

The Compensation Committee chose Adjusted EPS for the two-year period as the performance goal because it strongly supported the Company’s turnaround mission. The use of Adjusted EPS focused management’s attention inward on absolute Company performance during the two-year performance period of these awards. In selecting Adjusted EPS as the relevant performance measure, the Company focused again on earnings as a critical measure of operational success, but distinguished the PRSU performance measure from the annual cash bonus performance measure (Adjusted EBITDA). By including interest, taxes, depreciation and amortization, and non-cash employee compensation in the measure of Adjusted EPS for the PRSUs, the Compensation Committee intended to link executive pay to profitability as well as capital decisions, and ultimately longer-term growth in stockholder value.

2015-2016 PRSUs. The PRSUs granted in 2015 had the same general design as the PRSUs granted in 2014, with the number of earned PRSUs based on Adjusted EPS for the two-year period ending December 31, 2016, according to the following schedule:

Performance Achieved	Payout as % of Target Number of PRSUs
Less than 60% of Target	0%
60% of Target	50%
Target	100%
170% of Target or More	200%

However, the 2015 PRSUs differ from the 2014 PRSUs in two ways. First, the service-vesting schedule associated with the 2015 awards was lengthened from two-year cliff vesting to three-year graded vesting, thus, extending the period of stockholder alignment to a three-year total performance/vesting period. If an NEO terminates employment prior to the expiration of the three-year total performance/vesting period (other than by the Company for cause or by the NEO in anticipation of a termination for cause), the NEO may still be entitled to a pro-rata number of shares based on the two-year Adjusted EPS based on the date of grantee’s separation from the Company. Second, the maximum payout for the 2015 PRSUs was increased from 150% of target to 200% of target, with a commensurate increase in the difficulty of the goals required for maximum payout. Both changes were made after the Compensation Committee’s review of peer company practices with respect to long-term incentive program design.

Stock Options and Restricted Stock

The Compensation Committee believes that stock options help to retain and motivate our NEOs to build stockholder value over the term of the stock option because stock options only have value if our stock price appreciates following the grant date. In the view of the Compensation Committee, stock options represent performance-based compensation. For balance, the Compensation Committee continues to believe that awarding a limited amount of time-vested RSAs remains appropriate as a retention tool.

Annual awards of stock options and RSAs granted in 2015 vest in three equal installments on each of the first three anniversaries of the respective grant dates, provided the NEO is employed by us on each vesting date.

Compared to the prior year’s grants, the vesting schedule of the 2015 grants was reduced from four years to three years to align the Company’s equity grant practices with market norms. The Compensation Committee reduced the vesting period on these awards contemporaneously with the determination to increase the vesting period on the PRSUs to provide a consistent three-year vesting period for all long-term incentives. Each stock option grant has a term of seven years, rather than the standard ten years, in order to encourage the more rapid creation of stockholder value.

Special Retention Award to CEO

Under Ms. Zier’s leadership, the Company has achieved significant growth in revenues, earnings, and cash flow, has generated superior returns to stockholders, and is primed to continue to deliver sustained growth, innovation, and profitability. In order to recognize her achievements, and further promote her retention and alignment with stockholders, on December 31, 2015, the Compensation Committee awarded Ms. Zier a special equity award with a grant-date fair value of approximately $1.5 million. Twenty-five percent of the grant value was awarded in the form of 61,649 stock options, and 75% was awarded in the form of 51,987 PRSUs. The stock options have a seven-year term, and vest in two equal annual installments on each anniversary of the grant date. The PRSUs will also vest in two equal annual installments on each anniversary of the grant date, but only if the Company’s 2016 Adjusted EBITDA exceeds the threshold performance goal established by the Compensation Committee.

Benefits

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. We also provide supplemental long-term disability benefits to our senior executives because caps under our group long-term disability program restrict benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

Program Changes for 2016

As a result of the review of our executive compensation program Cook & Co. conducted in 2015, the Compensation Committee made the following adjustments to target total TDC for 2016 to maintain competitiveness with market medians:

•	The Compensation Committee increased Ms. Zier’s base salary from $650,000 to $750,000 and increased the base salaries of both Ms. Krausz and Mr. Monahan from $335,000 to $385,000.

•

The Compensation Committee increased Ms. Zier’s target long-term incentive (“LTI”) grant value from $1.245 million to $1.5 million, and target LTI value for Ms. Krausz and Mr. Monahan from $345,000 to $450,000.

No changes were made to target bonuses as percentages of base salary.

The performance metrics for 2016 bonuses for our NEOs have been modified by the Compensation Committee to include a measure for Strategic Milestones (weighted 20%), in addition to Adjusted EBITDA (weighted 60%, down from 80% in recent years) and Revenue (weighted 20%). Although the Compensation Committee continues to emphasize Adjusted EBITDA and Revenue, it decided to incorporate strategic goals that have been identified by our Board as strategically important to creating long-term stockholder value and to incent management to focus on product/program innovation, market expansion, and putting in place the infrastructure to support such initiatives.

2016 long-term incentive awards were made using the same grant-type mix as in 2015, namely 50% PRSUs, 25% stock options, and 25% RSUs. As in recent years, the 2016 PRSUs may be earned from 0-200% based on two-year cumulative Adjusted EPS performance goals and, as in 2015, the vesting schedule for the 2016 PRSUs is three years. However, the range of performance goals was narrowed so that a higher level of performance was required before any shares would be earned, with linear interpolation for performance between levels, as follows:

Performance Achieved	Payout as % of Target Number of PRSUs
Less than 80% of Target	0%
80% of Target	50%
Target	100%
140% of Target or More	200%

Employment Agreements

We enter into employment agreements with our NEOs to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the NEO’s base salary and bonus opportunities and provide that the NEO is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated. The severance arrangements protect the NEOs from financial loss associated with an involuntary termination without cause. In particular, these severance arrangements enable NEOs to remain neutral in the face of a transaction that is in the best interests of stockholders, but may result in loss of employment. These severance arrangements also serve as consideration for the post-termination non-competition and non-solicitation covenants we require from each of our NEOs.

Each employment agreement generally specifies the executive’s starting salary, target annual bonus opportunity, inducement awards (if any) and customary indemnification rights. The agreements also generally provide for certain payments and/or benefits if the executive’s employment ceases due to a termination by us without cause, by the executive with good reason or due to the executive’s death or disability. The rights are described in detail below for each of our currently employed NEOs under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Each employment agreement or other agreement entered into concurrently with the employment agreement generally also includes customary restrictive covenants. In the cases of Ms. Krausz and Mr. Monahan, each is subject to a one-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant. In Ms. Zier’s case, she is subject to two-year post-termination non-competition and non-solicitation covenants.

In addition to these items, Ms. Zier’s employment agreement provides that she will be nominated for re-election as a member of the Board during her tenure as Chief Executive Officer.

Compensation Policies and Other Considerations

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our NEOs and our non-employee directors if those sales would cause such individual’s stock holdings to fall below a certain threshold. Effective January 1, 2016, the Board increased the stock ownership guidelines for our non-employee directors from three times the annual cash retainer to five times the annual cash retainer, which would currently equal $250,000. The ownership requirement, based on the current 2016 base salary compensation for each of our current NEOs, is indicated in the table below:

Position	Ownership Requirement (as multiple of salary)	Ownership Requirement ($)
Chief Executive Officer	5 x base salary	3,750,000
Chief Marketing Officer	2 x base salary	770,000
Chief Financial Officer	2 x base salary	770,000

For purposes of these guidelines, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled PRSUs. These guidelines do not restrict the sale or withholding of shares in connection with the cashless exercise of options or the satisfaction of tax obligations arising in connection with the vesting or settlement of equity awards. Our Board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare.

These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our Board also adopted an anti-hedging policy that provides that our directors and NEOs may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Anti-Pledging Policy

In July 2014, our Board amended the Company’s Insider Trading Policy Statement to provide that our directors, NEOs or employees, and any of their respective spouses, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

Pursuant to a clawback policy adopted in 2012, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation, whether cash- or equity-based, paid or credited to a person covered by the policy for the restated period. In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation exceeds the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is exempt from the $1,000,000 deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. For example, our PRSUs and our stock option awards are intended to qualify for exemption from the deductibility limit of Section 162(m). However, the Compensation Committee’s ability to exercise discretion and to retain flexibility in the payment of compensation may, in certain circumstances, outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•	Balance between fixed and variable, short-term and long-term, and cash and equity in the total direct compensation mix.

•

Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance. Cash and equity incentives each have different performance goals, which further diversifies risk.

•	Payouts under our incentive plans are subject to caps.

•	All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.

•	We have implemented policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, anti-hedging and anti-pledging policies.

•	Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Robert F. Bernstock, Chairman

Paul Guyardo

Brian P. Tierney

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2013, 2014 and 2015 by our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dawn M. Zier,	2015	650,000	—	2,012,183	(2)	686,250	895,938	19,704	(3)	4,264,075
Chief Executive Officer	2014	630,000	70,894	933,750		311,250	620,000	63,738		2,629,632
	2013	600,000	284,500	638,000		272,817	284,500	67,927		2,147,744

Keira Krausz,	2015	335,000	—	245,853	(2)	86,250	323,239	17,233	(4)	1,007,575
Chief Marketing Officer	2014	325,000	—	258,750		86,250	281,265	2,859		954,124
	2013	259,616	144,490	630,000		210,000	119,490	204		1,363,800

Michael P. Monahan,	2015	335,000	—	245,853	(2)	86,250	323,239	17,610	(5)	1,007,952
Chief Financial Officer	2014	325,000	—	258,750		86,250	281,265	12,417		963,682
	2013	176,539	119,490	480,000		160,000	119,490	7,097		1,062,616

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016.
(2)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2015 include the grant date fair value of the RSAs and PRSUs granted during 2015. The grant date fair value for this purpose is required to be shown even where the PRSUs were not ultimately earned. The following table provides information regarding the 2015 PRSUs based on the expected performance outcomes (and is the grant date fair value of the award, as reflected in the Summary Compensation Table) and maximum performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance) ($)	Value at Grant Date Assuming Maximum Performance ($)	Actual Realizable Value at Grant Date ($)
Dawn M. Zier	1,700,933	2,276,866	—
Keira Krausz	159,603	319,206	—
Michael P. Monahan	159,603	319,206	—

(3)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,600 and the Company’s payment of premiums for supplemental long-term disability coverage of $9,104.
(4)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,600 and the Company’s payment of premiums for supplemental long-term disability coverage of $6,633.
(5)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,600 and the Company’s payment of premiums for supplemental long-term disability coverage of $7,010.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 31, 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Dawn M. Zier	—	325,000	650,000	1,300,000	—	—		—	—	—	—	—
	1/2/15	—	—	—	—	—		—	—	65,419	18.98	311,250
	1/2/15	—	—	—	—	—		—	16,399	—	—	311,250
	1/2/15	—	—	—	16,399	32,798		65,596	—	—	—	575,933
	12/31/15	—	—	—	—	—		—	—	61,649	21.64	375,000
	12/31/15	—	—	—	—	51,987	(6)	—	—	—	—	1,125,000

Keira Krausz	—	117,250	234,500	469,000	—	—		—	—	—	—	—
	1/2/15	—	—	—	—	—		—	—	18,128	18.98	86,250
	1/2/15	—	—	—	—	—		—	4,544	—	—	86,250
	1/2/15	—	—	—	4,545	9,089		18,178	—	—	—	159,603

Michael P. Monahan	—	117,250	234,500	469,000	—	—		—	—	—	—	—
	1/2/15	—	—	—	—	—		—	—	18,128	18.98	86,250
	1/2/15	—	—	—	—	—		—	4,544	—	—	86,250
	1/2/15	—	—	—	4,545	9,089		18,178	—	—	—	159,603

(1)	Amounts represent the annual cash bonus opportunities each such NEO was eligible to receive in fiscal 2015. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Performance-Based Annual Cash Bonus.” These bonuses were ultimately earned at 138% of target; earned amounts are disclosed in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.
(2)	Amounts represent PRSUs granted to NEOs during the 2015 fiscal year. The criteria used to determine the number of PRSUs earned by each NEO are described above under “Performance-Based Restricted Stock Units” and, with solely with respect to Ms. Zier’s 51,987 PRSUs, as described above under “Special Retention Award to CEO”. In 2015, the service-vesting schedule associated with the annual PRSUs granted to all NEOs is three-year graded vesting.
(3)	These RSAs vest in three equal tranches on the first three anniversaries of the date of grant.
(4)	Except with respect to Ms. Zier’s 61,649 option awards, as described above under “Special Retention Award to CEO”, which vest in two equal tranches on the first two anniversaries of the date of grant, these option awards vest in three equal tranches on the first three anniversaries of the date of grant.
(5)	Amounts represent the grant date fair value calculated in accordance with FASB ASC 718.
(6)	The service-vesting schedule associated with the special retention award of 51,987 PRSUs granted to Ms. Zier in 2015 is two years, vesting in two equal annual installments on each anniversary of the grant date, but only if the Company’s 2016 Adjusted EBITDA exceeds the threshold performance goal established by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the NEOs at December 31, 2015:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (1)
Dawn M. Zier	64,800	(2)	310,506	(2)	(2)	(2)	44,514	(3)	963,283	240,846	(4)	5,211,908
Keira Krausz	53,223	(5)	98,013	(5)	(5)	(5)	28,777	(6)	622,734	35,485	(7)	767,895
Michael P. Monahan	2,879	(8)	84,264	(8)	(8)	(8)	22,103	(9)	478,309	35,485	(10)	767,895

(1)	The market value is based on the closing stock price of $21.64 on the last day of trading in 2015.

(2)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
11/15/12	—	44,940	7.31	11/15/19
3/21/13	64,800	68,300	8.52	3/21/20
5/21/13	—	10,071	9.07	11/15/19
3/20/14	—	60,127	14.95	3/20/21
1/2/15	—	65,419	18.98	1/2/22
12/31/15	—	61,649	21.64	12/31/22

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the date of grant; however, the May 21, 2013 award vests in four equal tranches commencing November 15, 2013. The January 2, 2015 award vests in three equal tranches on the first three anniversaries of the date of grant, and the December 31, 2015 award vests in two equal tranches on each anniversary of the grant date.

(3)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
6,250	3/21/16
6,250	3/21/17
5,205	3/20/16
5,205	3/20/17
5,205	3/20/18
5,467	1/2/16
5,466	1/2/17
5,466	1/2/18

(4)

The amount in the PRSU column includes (i) 60,804 PRSUs that may be earned based on relative TSR performance for the three-year period ended December 31, 2015 and that vested on February 18, 2016, and (ii) 62,459 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2015 and that vested on February 18, 2016, and (iii) 65,596 PRSUs that may be earned based on Adjusted EPS performance for the two year period ending December 31, 2016 with a service requirement through December 31, 2017 and (iv) 51,987 PRSUs that may be earned based on Adjusted EBITDA for the period ending December 31, 2016 and shall vest evenly over two years. Amount shown assumes performance at maximum level with respect to such awards, in accordance with SEC rules, and equals (i) $1,315,799 for the TSR Award and (ii) $1,351,613 and $1,419,497 for the Adjusted EPS Awards, respectively, and (iii) $1,124,999 for the Adjusted EBITDA Award. The 60,804 and 62,459 PRSUs referred to in clauses (i) and (ii), respectively, vested on February 18, 2016 in connection with the Compensation Committee’s certification that our TSR ranked at the 94th percentile, which resulted in payout of 150% of the target number of PRSUs granted in 2012, and the Adjusted EPS performance metric of $1.60, which resulted in payout of 150% of the target number of PRSUs granted in 2014.

(5)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
2/11/13	35,967	35,967	8.38	2/11/20
3/21/13	17,256	27,256	8.52	3/21/20
3/20/14	—	16,662	14.95	3/20/21
1/2/15	—	18,128	18.98	1/2/22

Options granted prior to 2015 become exercisable in four equal tranches on the first four anniversaries of the applicable date of grant. The January 2, 2015 award vests in three equal tranches on the first three anniversaries of the date of grant.

(6)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
7,458	2/11/16
7,459	2/11/17
2,494	3/21/16
2,495	3/21/17
1,442	3/20/16
1,442	3/20/17
1,443	3/20/18
1,515	1/2/16
1,515	1/2/17
1,514	1/2/18

(7)	The amount in the PRSU column includes (i) 17,307 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2015 and that vested on February 18, 2016 and (ii) 18,178 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2016 with a service requirement through December 31, 2017. Amount shown assumes performance at maximum level with respect to both awards, in accordance with SEC rules and equals $374,523 and $393,372, respectively. The 17,307 PRSUs referred to in clause (i) vested on February 18, 2016 in connection with the Compensation Committee’s certification of the Adjusted EPS performance metric of $1.60, which resulted in payout of 150% of the target number of PRSUs granted in 2014.
(8)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
5/22/13	2,879	49,474	8.88	5/22/20
3/20/14	—	16,662	14.95	3/20/21
1/2/15	—	18,128	18.98	1/2/22

Options granted prior to 2015 become exercisable in four equal tranches on the first four anniversaries of the applicable date of grant. The January 2, 2015 award vests in three equal tranches on the first three anniversaries of the date of grant.

(9)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
6,616	5/22/16
6,616	5/22/17
1,442	3/20/16
1,442	3/20/17
1,443	3/20/18
1,515	1/2/16
1,515	1/2/17
1,514	1/2/18

(10)	The amount in the PRSU column includes (i) 17,307 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2015 and that vested on February 18, 2016 and (ii) 18,178 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2016 with a service requirement through December 31, 2017. Amount shown assumes performance at maximum level with respect to both awards, in accordance with SEC rules and equals $374,523 and $393,372, respectively. The 17,307 PRSUs referred to in clause (i) vested on February 18, 2016 in connection with the Compensation Committee’s certification of the Adjusted EPS performance metric of $1.60, which resulted in payout of 150% of the target number of PRSUs granted in 2014.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dawn M. Zier	188,569	3,365,758	86,279	1,523,232
Keira Krausz	15,554	209,682	63,331	1,106,468
Michael P. Monahan	52,149	970,828	49,443	893,985

(1)	The value realized on the exercise of stock options is the closing stock price or if sold, the selling price, less the cost of the option.
(2)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

Payments and Potential Payments Upon Termination or Change in Control

Ms. Zier, Ms. Krausz and Mr. Monahan each have agreements with us that provide for payments and benefits in connection with a cessation of employment with us under certain circumstances, as described in more detail below.

Dawn M. Zier

If Ms. Zier’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for two years, (ii) continuation of group health coverage for 18 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (iv) full acceleration of the stock option award that was made to Ms. Zier as an inducement to accept the Company’s offer of employment, (v) accelerated vesting of the next tranche of her annual RSA awards and her annual stock option awards, (vi) a pro-rata portion of the PRSUs that were granted to Ms. Zier as an inducement to accept the Company’s offer of employment, based on actual corporate performance through the end of the performance period, and (vii) payment for 12 months of outplacement services, up to a maximum cost of $50,000.

If Ms. Zier’s employment ceases due to her death or disability, she is entitled to: (i) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (ii) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period, and (iii) full vesting of her inducement stock option award.

The payments described above in connection with a termination without cause, resignation for good reason and disability are all conditioned on Ms. Zier’s execution of a general release of claims against us.

Under the terms of our standard annual stock option and RSA awards, if Ms. Zier’s employment is terminated by us without cause, by her for good reason, or due to her death or disability, any such award held by her will become vested with respect to the next otherwise unvested tranche. However, if such termination occurs within 12 months following a change in control, then in lieu of the treatment described in the preceding sentence, the vesting of any such award will accelerate in full.

Under the terms of our standard annual PRSU awards for awards granted before 2015, if Ms. Zier’s employment is terminated by us without cause or by her for good reason, she will remain eligible to earn a pro-rata portion of any such award held by her based on the portion of the performance period worked by her and based on actual corporate performance through the end of the applicable performance period. If her employment ceases due to her death or disability, she will earn a pro-rata portion of any such award based on the portion of the performance period actually worked by her and assuming target performance.

Under the terms of our standard annual PRSU awards for awards granted in 2015 or after, if Ms. Zier’s employment is terminated by us without cause or by her for good reason, she will remain eligible to earn a pro-rata portion of any such award held by her based on the portion of the service period worked by her and based on actual corporate performance through the end of the applicable performance period. If her employment ceases due to her death or disability, she will earn a pro-rata portion of any such award based on the portion of the service period actually worked by her and either (X) assuming target performance, if such termination occurs prior to the end of the performance period (generally the 2nd December 31st after the grant date), or (Y) based on actual corporate performance through the end of the applicable performance period, if her termination occurs after such date. If her employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause), she will earn a pro-rata portion (determined based on the number of full years she worked during the service period over a denominator of 3) of any such award based on actual corporate performance through the end of the applicable performance period.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2015 for Ms. Zier:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	1,300,000	4,799,196	(3)	50,766	6,149,962
Termination due to death or disability	—	3,791,760	(4)	—	3,791,760
Termination due to death or disability, within 12 months following a Change in Control	—	6,228,511	(5)	—	6,228,511
Termination without cause or for good reason within 12 months following a Change in Control	1,300,000	6,228,511	(5)	50,766	7,579,277

(1)	Payable in periodic installments over two years.
(2)	Estimated cost of $766 to continue group health benefits for 18 months plus 12 months of outplacement assistance, calculated based on the maximum of $50,000 to which Ms. Zier is entitled under her agreement.
(3)	Ms. Zier’s 16,922 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of her inducement stock option award and one year of acceleration on her annual stock option awards of 75,999 shares. Ms. Zier is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 139,662 PRSUs would be eligible to be delivered to Ms. Zier at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2015, which was trending at 150% attainment for all outstanding PRSUs (this includes the 123,263 PRSUs that were delivered to Ms. Zier on February 18, 2016 based on attainment of the maximum performance goals for the performance periods ended December 31, 2015). Please note, no portion of the Special Retention Award described above in the Compensation Discussion and Analysis under the heading “Special Retention Award to CEO” would vest due to such a termination of Ms. Zier’s employment as of December 31, 2015, accordingly, no value from this grant has been reflected above and although the option portion of the Special Retention Award would vest, because the exercise price of the award was equal to the assumed stock price of $21.64, there would be no additional value from this award under these assumptions.
(4)

Ms. Zier’s 16,922 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of her inducement stock option award and one year of acceleration on her annual stock option awards of 75,999 shares. Ms. Zier is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her, and the PRSUs would be delivered at target regardless of the outcome of the performance goals; thus, 93,108 PRSUs would be delivered. Please note, no portion of the Special Retention Award described above in the Compensation Discussion and Analysis under the heading “Special Retention Award to CEO” would vest due to such a termination of Ms. Zier’s employment as of December 31, 2015, accordingly, no value from this grant has been reflected above and although the option portion of the

Special Retention Award would vest, because the exercise price of the award was equal to the assumed stock price of $21.64, there would be no additional value from this award under these assumptions.
(5)	Ms. Zier’s 44,514 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of her unvested inducement stock option award and her unvested annual stock option awards. Ms. Zier would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 139,662 PRSUs would be eligible to be delivered to Ms. Zier at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2015, which was trending at 150% attainment for all outstanding PRSUs (this includes the 123,263 PRSUs that were delivered to Ms. Zier on February 18, 2016 based on attainment of the maximum performance goals for the performance periods ended December 31, 2015). Please note, no portion of the PRSUs in the Special Retention Award described above in the Compensation Discussion and Analysis under the heading “Special Retention Award to CEO” would vest due to such a termination of Ms. Zier’s employment as of December 31, 2015, accordingly, no value from this grant has been reflected above and although the option portion of the Special Retention Award would vest, because the exercise price of the award was equal to the assumed stock price of $21.64, there would be no additional value from this award under these assumptions.

Keira Krausz

If Ms. Krausz’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) if such termination occurs after the second anniversary of her hire, we will vest the remainder of her inducement stock option and RSA awards.

The treatment of our standard annual stock option, RSA and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Ms. Krausz.

The payments and benefits described above are all conditioned on Ms. Krausz’s execution of a general release of claims against us.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2015 for Ms. Krausz:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($)	Total ($)
Termination without cause or for good reason	335,000	1,622,582	(2)	—	1,957,582
Termination due to death or disability	—	1,065,080	(3)	—	1,065,080
Termination due to death or disability, within 12 months following a Change in Control	—	2,089,811	(4)	—	2,089,811
Termination without cause or for good reason within 12 months following a Change in Control	335,000	2,089,811	(4)	—	2,424,811

(1)	Payable in periodic installments over one year.
(2)

Ms. Krausz’s 20,368 unvested RSAs (one year of acceleration on her annual RSAs plus full acceleration on her inducement RSA award) that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of one year of acceleration on her annual stock option awards of 25,225 shares plus full acceleration on her inducement stock option awards of 35,967 shares. Ms. Krausz is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 21,852 PRSUs would be eligible to be delivered to Ms. Krausz at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2015 which was trending at

150% attainment for all outstanding PRSUs (this includes the 17,307 PRSUs that were delivered to Ms. Krausz on February 18, 2016 based on attainment of the maximum performance goals for the performance periods ended December 31, 2015).
(3)	Ms. Krausz’s 12,909 unvested RSAs (one year of acceleration on her RSA awards) that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of one year of acceleration on her stock option awards of 43,208 shares. Ms. Krausz is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her, the PRSUs would be delivered at target regardless of the outcome of the performance goals; thus, 14,568 PRSUs would be delivered.
(4)	Ms. Krausz’s 28,777 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of her unvested stock option awards. Ms. Krausz would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 21,852 PRSUs would be eligible to be delivered to Ms. Krausz at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2015 which was trending at 150% attainment for all outstanding PRSUs (this includes the 17,307 PRSUs that were delivered to Ms. Krausz on February 18, 2016 based on attainment of the maximum performance goals for the performance periods ended December 31, 2015).

Michael P. Monahan

If Mr. Monahan’s employment is terminated by us without cause or by him for good reason, he is entitled to: (i) continuation of his base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) if such termination occurs after the second anniversary of his hire, we will vest the remainder of his inducement stock option and RSA awards.

The treatment of our standard annual stock option, RSA and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Mr. Monahan.

The payments and benefits described above are all conditioned on Mr. Monahan’s execution of a general release of claims against us.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2015 for Mr. Monahan:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	335,000	1,288,239	(3)	13,645	1,636,884
Termination due to death or disability	—	891,266	(4)	—	891,266
Termination due to death or disability, within 12 months following a Change in Control	—	1,521,561	(5)	—	1,521,561
Termination without cause or for good reason within 12 months following a Change in Control	335,000	1,521,561	(5)	13,645	1,870,206

(1)	Payable in periodic installments over one year.
(2)	Estimated cost of $13,645 to continue group health benefits for 12 months.
(3)

Mr. Monahan’s 13,796 RSAs (one year of acceleration on his annual RSA awards plus full acceleration on his inducement RSA award) that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of one year of acceleration on his annual stock option awards of 24,738 shares plus full acceleration on his inducement stock option awards of 23,191 shares. Mr. Monahan is entitled to retain a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him. Accordingly, 21,852 PRSUs would be eligible to be delivered to Mr. Monahan at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2015 which was trending at 150% attainment for all outstanding PRSUs (this includes the 17,307 PRSUs that were delivered to Mr. Monahan on February 18, 2016 based on attainment of the maximum performance goals for the performance periods ended December 31, 2015).
(4)	Mr. Monahan’s 9,573 RSAs (one year of acceleration on his RSA awards) that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of one year of acceleration on his stock option awards of 36,333 shares. Mr. Monahan is entitled to retain a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him, and the PRSUs would be delivered at target regardless of the outcome of the performance goals; thus, 14,568 PRSUs would be delivered.
(5)	Mr. Monahan’s 22,103 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $21.64 on December 31, 2015. Amounts also include the “in the money” value of his unvested stock option awards. Mr. Monahan would receive a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him. Accordingly, 21,852 PRSUs would be eligible to be delivered to Mr. Monahan at the end of the performance period, if the targets associated with such award were attained based on the performance level as of December 31, 2015 which was trending at 150% attainment for all outstanding PRSUs (this includes the 17,307 PRSUs that were delivered to Mr. Monahan on February 18, 2016 based on attainment of the maximum performance goals for the performance periods ended December 31, 2015).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2015, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited consolidated financial statements as of and for the year ended December 31, 2015 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting at December 31, 2015. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. KPMG LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in our Annual Report on Form 10-K for 2015 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Michael D. Mangan, Chairman

Jay Herratti

Andrea M. Weiss

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS—DECEMBER 31, 2015

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	725,867	12.60	1,859,484	(1)
Equity compensation plans not approved by security holders	—	—	—

(1)	Includes 383,102 shares issuable upon the attainment of time and performance vesting (assuming maximum performance is achieved) conditions applicable to outstanding PRSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 16, 2016, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)		Percent of Outstanding Common Stock
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,759,571	(2)	9.38%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,721,000	(3)	9.25%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,428,248	(4)	8.26%

The following table shows as of March 16, 2016, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) NEOs and (iii) our directors, nominees for director and current NEOs, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1) (5)		Shares Acquirable Within 60 Days (6)	Percent of Outstanding Common Stock
Robert F. Bernstock	38,539			*
Paul Guyardo	29,546			*
Michael J. Hagan	20,122			*
Jay Herratti	27,418			*
Keira Krausz	185,622		96,431	*
Michael P. Monahan	85,278		14,476	*
Brian P. Tierney	45,968	(7)		*
Andrea M. Weiss	20,690			*
Michael D. Mangan	6,196			*
Dawn M. Zier	392,296		140,799	1.3%
All directors, nominees for directors and current NEOs, as a group (10 persons)	851,675		251,706	2.9%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 16, 2016, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on January 27, 2016. Includes shares that are held or may be deemed to be beneficially owned by the following entities: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. BlackRock, Inc. holds (a) sole voting power over 2,684,840 shares of common stock and (b) sole investment power over 2,759,571.
(3)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on February 11, 2016. Consists of 2,721,000 shares of common stock beneficially owned by Renaissance Technologies LLC, a majority-owned subsidiary of Renaissance Technologies Holdings Corporation. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each hold (x) sole voting power over 2,402,803 shares of common stock, (y) sole investment power over 2,471,046 shares of common stock, and (z) shared investment power over 249,954 shares of common stock.
(4)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on February 11, 2016. Consists of: (a) 2,428,248 shares of common stock beneficially owned by The Vanguard Group, Inc., (b) 61,772 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and (c) 1,500 shares of common stock beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. The Vanguard Group, Inc. holds (x) sole voting power over 63,272 shares of common stock, (y) sole investment power over 2,366,476 shares of common stock, and (z) shared investment power over 61,772 shares of common stock.
(5)	Information supplied by officers and directors.
(6)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 16, 2016, or within 60 days thereafter under our stock option plans.
(7)	The shares set forth as beneficially owned by Mr. Tierney include 2,147 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to perform an integrated audit of our consolidated financial statements as of and for the year ended December 31, 2015 and internal controls over financial reporting as of December 31, 2015. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2015 and 2014 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2015, the audit of internal control over financial reporting as of December 31, 2015 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2015 were $480,000.

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2014, the audit of internal control over financial reporting as of December 31, 2014 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2014 were $465,000.

Audit-Related Fees

Aggregate fees billed by KPMG LLP for professional services associated with the acquisition of the South Beach Diet brand in 2015 were $113,190. Other than such services and the audit services described above, there were no audit-related fees in 2015 or 2014.

Tax Fees

There were no fees for tax services, including tax consulting, in 2015 or 2014.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2015 or 2014.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of our records and other publicly available information, during the year ended December 31, 2015, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

RELATED PARTY TRANSACTIONS

We are not aware of any transaction since January 1, 2015 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, NEOs and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee Charter, and in accordance with NASDAQ Rule 5630(a), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

NUTRISYSTEM, INC.

PROXY CARD

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dawn M. Zier and Ralph J. Mauro, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ntri2016 on Thursday, May 12, 2016 at 10:00 a.m. (ET) and at any adjournment or postponement thereof, as follows:

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Internet – Please access www.proxyvote.com, and follow the instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

2. Vote by Telephone – Please call 1-800-690-6903 on a touch-tone phone (toll-free in the U.S. and Canada; standard rates will apply elsewhere). Please follow the instructions. You will be required to provide the unique control number printed above.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail – If you do not wish to vote over the Internet, please sign, date and return this proxy card in the envelope provided.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney, Andrea M. Weiss and Dawn M. Zier.

2.	RATIFY ON AN ADVISORY BASIS KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVE ON AN ADVISORY BASIS NAMED EXECUTIVE OFFICERS COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the United States Securities and Exchange Commission rules, and any adjournment or postponement thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, and “FOR” Proposal 3.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

, 2016
Date

Signature

Signature